  Exhibit 99.1

CorMedix Inc. Appoints Mehmood Khan, M.D. and Steven Lefkowitz to its Board of Directors

Gary Gelbfish, M.D. Appointed as Observer to the Company’s Board of Directors by Elliott Management

Bedminster, NJ – June 26, 2017 – CorMedix Inc. (NYSE MKT: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced the appointment of Mehmood Khan, M.D., and Steven Lefkowitz to its Board of Directors, effective immediately. The Company also announced that Gary Gelbfish, M.D., has been appointed by CorMedix’s largest shareholder, Elliott Management, as an observer to the Company’s Board of Directors.

Directors Taunia Markvicka and Michael George have resigned their positions on CorMedix’s Board, effective immediately.

Khoso Baluch, CorMedix Chief Executive Officer and a member of the Board stated, “I am excited to have Dr. Khan and Mr. Lefkowitz join the Company and to have Dr. Gelbfish as an observer to the Board.  We thank Dr. Markvicka and Mr. George for their service to the Company and wish them well in their future endeavors. We believe we have positioned the Company for success, but we continue our efforts to identify candidates with relevant expertise to supplement our restructured Board of Directors.”

Company shareholder Elliott Management said “We believe Dr. Khan, Mr. Lefkowitz, and Dr. Gelbfish (as an observer) are excellent additions to the CorMedix Board and will be able to provide important guidance to the Company in core areas at this critical time in its history.  All CorMedix shareholders including Elliott have been understandably frustrated by the Company’s stock price, but with these changes we support the Board and CEO Khoso Baluch who have taken a significant step in addressing shareholder concerns.”

Mr. Baluch continued, “Dr. Khan brings a wealth of pharmaceutical and regulatory knowledge, and has extensive experience with Board-level governance and decision making. We believe his robust background in clinical trial management and expertise in overseeing large, complex research and development enterprises will be invaluable to CorMedix as we continue to advance our lead product Neutrolin® in the ongoing Phase 3 LOCK-IT 100 trial, as well as develop our other Taurolidine-based products.”

Dr. Khan commented, “I am pleased to join the CorMedix Board at this exciting time in the Company’s development. I believe CorMedix presents a compelling opportunity for future success in the treatment and prevention of infectious and inflammatory disease. I look forward to contributing to the Company’s development based on my previous work in the medical field and more generally my experience with clinical trials and regulatory compliance.”

Dr. Khan currently serves as Vice Chairman and Chief Scientific Officer of Global Research and Development for PepsiCo, where he leads global R&D and oversees the company’s 2025 sustainability agenda, which includes plans for the further transformation of its current food and beverage portfolio as well as expansion of offerings containing positive nutrition with a focus on reaching more underserved communities and consumers with healthier choices.

Previously, Dr. Khan served as President of Takeda Pharmaceuticals’ Global Research & Development Center, where he created and maintained a budget in excess of $1 billion for the company’s global R&D pipeline excluding Japan, leading a team of thousands including outsourced staff. Earlier in his career Dr. Khan was a faculty member at the Mayo Clinic and Mayo Medical School in Rochester, MN, serving as Director of the Diabetes, Endocrine and Nutritional Trials Unit in the division of endocrinology. Prior to the Mayo Clinic, Dr. Khan spent nine years leading programs in diabetes, endocrinology, metabolism, and nutrition for the Hennepin County Medical Center in Minneapolis. His practice included extensive work with patients with diabetes requiring hemodialysis as well as parenteral nutrition.

In his current and prior R&D roles, Dr. Khan has recruited highly regarded scientists and medical experts, launched research projects with leading universities worldwide, and opened new global R&D centers. He also currently serves as a member of the board of directors for HemoShear Therapeutics, a biotechnology company focused on discovering novel biological targets and developing drugs to treat rare juvenile metabolic disorders. He earned his medical degree from the University of Liverpool Medical School, England.

Mr. Lefkowitz is the Founder of Wade Capital Corporation a financial advisory services company focused on small and middle markets and has been its President since June 1990.  Mr. Lefkowitz has also served as a director of both publicly traded and privately held companies.  He has been a director of AIS, RE, a privately held reinsurance company since 2001.  Mr. Lefkowitz was a director of Franklin Credit Management Corporation, formerly known as Franklin Credit Holding Corporation, a public specialty consumer finance company from 1996 through 2015, and a director and chairman of the board of MedConx, Inc., a privately held medical devices connector company from 2007 through 2015.  Mr. Lefkowitz received his A.B. from Dartmouth College in 1977 and his M.B.A. from Columbia University in 1985.

Mr. Lefkowitz returns to the board of CorMedix where, as a director from August 2011 to June 2016, he brought his extensive experience in financing micro-cap biotech companies and helped the Company successfully complete multiple capital raises.  He served as the interim Chief Financial Officer of CorMedix from August 15, 2013 to July 20, 2014.

Mr. Lefkowitz said, “I’m excited to return to the Board of Directors of CorMedix. I intend to bring my prior experience as a CorMedix board member, in addition to my 30 years of corporate finance experience, including investment banking, private equity and microcap financing, back to the leadership of this company as it works toward the completion of its pivotal Phase 3 trial and also explores new ways to leverage its expertise in Taurolidine for the benefit of patients, shareholders and employees”.

Dr Gary Gelbfish has practiced vascular surgery since 1990, specializing exclusively in treating hemodialysis patients. As such he has a deep understanding and significant practical experience with dialysis units and in the placement, care and complications of central venous ports and catheters. He has published and lectured widely on vascular access.

Dr. Gelbfish graduated from Columbia University College of Physician and Surgeons, is board certified by the American Board of Surgery and is a Fellow of the American college of Surgeon. He is an Assistant Clinical Professor of Surgery at the Mount Sinai School of Medicine in NYC.

Dr. Gelbfish was a director of CorMedix from December 2009 and chairman from 2012 until June 2014. During this period, CorMedix received the European CE mark for Neutrolin, began the Neutrolin Usage Monitoring Program (NUMP) and he spearheaded the company effort to delineate with the FDA the study design and parameters of the ongoing Phase III study.

Dr. Gelbfish has invented two FDA approved 510(k) devices and currently serves as CEO and Chairman of Metrodora Therapeutics LLC, a clinical stage biotechnology company with an active IND.  Its biologic is currently in Phase I trials for patients with anemia associated with Crohn’s disease.

The Company continues to engage in constructive dialogue with its shareholders and remains committed to achieving a timely and successful completion of the Phase 3 LOCK-IT 100 trial for Neutrolin®. CorMedix will hold an R&D Day event on July 12, 2017, where the Company will provide an overview of its entire Taurolidine-based development pipeline.

About CorMedix Inc.:

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters. Such infections cost the U.S. healthcare system approximately $6 billion annually and contribute significantly to increased morbidity and mortality. Neutrolin is currently in a Phase 3 clinical trial in patients undergoing chronic hemodialysis via a central venous catheter. The Company is planning to conduct its second Phase 3 clinical trial in patients with cancer receiving IV parenteral nutrition, chemotherapy and hydration via a chronic central venous catheter, subject to sufficient resources. If successful, the two pivotal studies may be submitted to the FDA for potential approval for both patient populations. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product, which provides the potential for priority review of a marketing application by FDA and allows for 5 additional years of QIDP market exclusivity upon U.S. approval. It is already a CE Marked product in Europe and other territories. For more information, visit: www.cormedix.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the ability to identify and attract qualified director candidates; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on planned or future research, including for additional uses for taurolidine; the cost, timing and results of the ongoing and planned Phase 3 trials for Neutrolin® in the U.S. and the resources needed to commence and complete those trials; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

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